Exhibit 99.1

Contacts:
Karen Dougherty Buchholz, Vice President, Corporate Communications	(215) 981-8520
Leslie A. Arena, Director, Investor Relations	(215) 981-8511
Daniel J. Goodwin, Director, Investor Relations	(215) 981-7518

COMCAST AGREES TO SELL ITS STAKE IN QVC TO LIBERTY MEDIA

Philadelphia, PA & Wilmington, DE Thursday, July 3, 2003 – Comcast Corporation (NASDAQ: CMCSA; CMCSK) announced that it has agreed to sell its stake in QVC, Inc., a consolidated subsidiary of Comcast, for approximately $7.9 billion to Liberty Media Corporation. The precise components of the consideration will be determined over the next several weeks subject to certain procedures set forth in a new stock purchase agreement entered into by the parties. Under the new agreement, Liberty may elect to pay the purchase price in a combination of cash and/or a three-year senior unsecured note, and by issuing Liberty Series A Common Stock up to a maximum of 7.5% of the shares outstanding, approximately 218 million shares. Any shares of Series A Common Stock issued by Liberty will be valued at $11.71 per share. Any shares or promissory note issued by Liberty would be registered with the SEC and freely marketable upon closing. The transaction is subject to regulatory review and certain other customary closing conditions. Comcast expects that the transaction will close before year-end.

Brian L. Roberts, president and CEO of Comcast Corporation said, “This has been a very difficult decision for Comcast. QVC is an exceptional and unique business, but we took a very disciplined financial approach to our evaluation. The cable business continues to be our core focus. With the opportunity to sell at an attractive valuation in excess of $14 billion, we have the flexibility to improve our already strong financial position and to invest for future growth. I believe this is a terrific outcome for both parties.”

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of programming content. The Company is the largest cable company in the United States, serving approximately 21.3 million cable subscribers. The Company’s content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively. The sellers in this transaction, Comcast QVC Holdings I –VI, Inc. are six indirect wholly owned subsidiaries of Comcast Corporation.

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast’s and Liberty’s filings with the SEC for a description of such risks and uncertainties.

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